UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

___________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported) December 9, 2014

CIG WIRELESS CORP.

(Exact name of registrant as specified in Charter)

Nevada	000-53677	68-0672900
(State or other jurisdiction of incorporation)	(Commission file no.)	(IRS employer identification no.)

11120 South Crown Way, Suite 1, Wellington, Florida 33414
(Address of principal executive offices)

(561) 701-8484
(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Second Amendment to Credit Agreement

On December 9, 2014, CIG Wireless Corp., a Nevada corporation (the “Company”), through its subsidiary CIG Comp Tower, LLC, a Delaware limited liability company (the “Borrower”), entered into the Second Amendment to Credit Agreement (the “Second Amendment”), which amends the credit agreement dated August 17, 2012, as amended by that certain First Amendment to Credit Agreement, dated as of March 7, 2013 and that certain Consent and First Amendment to Credit Agreement dated as of August 1, 2013 (collectively, the “Credit Agreement”), by and among the Borrower, the lenders party thereto (the “Lenders”) and Macquarie Bank Limited (“Macquarie”), in its capacity as administrative agent and collateral agent for the Lenders.

The Second Amendment, among other things, provides that the interest rate floors for the base rate and LIBOR based advances and the margins applicable thereto under the Credit Agreement will decrease on October 1, 2015.  The Borrower has the option to designate the reference rate of interest for each specific borrowing under the Credit Agreement as amounts are advanced. Currently, borrowings under the Credit Agreement can be drawn either as Adjusted Base Advances at the Adjusted Base Rate (as defined in the Credit Agreement), subject to a floor of 2.25%, plus an applicable margin of 6.25%; or as Adjusted Eurodollar Advances at the Eurodollar Rate (as defined in the Credit Agreement), subject to a floor of 1.25%, plus an applicable margin of 7.25%.  On and after October 1, 2015, borrowings under the Credit Agreement can be drawn either as Adjusted Base Advances at the Adjusted Base Rate (as defined in the Credit Agreement), subject to a floor of 2.00%, plus an applicable margin of 4.75%; or as Adjusted Eurodollar Advances at the Eurodollar Rate (as defined in the Credit Agreement), subject to a floor of 1.00%, plus an applicable margin of 5.75%.

In conjunction with the Second Amendment, the Company also entered into the Amended and Restated Right of First Refusal Agreement, dated December 9, 2014, by and among the Company, the Borrower, CIG Properties, LLC, a subsidiary of the Company (collectively, the “CIG Parties”) and Macquarie (the “Amended and Restated ROFR Agreement”) that amends and restates the Right of First Refusal Agreement dated August 17, 2012, by and among the CIG Parties and Macquarie. Pursuant to the Amended and Restated ROFR Agreement, and in accordance with the terms of the Credit Agreement, Macquarie has certain rights of first refusal to provide financing on all tower acquisitions proposed by the Company or its subsidiaries. The Amended and Restated ROFR Agreement places certain conditions on the Company’s ability to obtain third party financing in the event that Macquarie does not provide all of the financing for certain acquisitions.

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Fir Tree Investors’ Notes

On December 10, 2014, the Company received a loan from each of Fir Tree Capital Opportunity (LN) Master Fund, L.P. and Fir Tree REF III Tower LLC (collectively, the “Fir Tree Investors”), both related parties, evidenced by promissory notes in the amount of $3.5 million each (the “Notes”).

The Notes mature on the earlier of: (i) August 1, 2018; (ii) the date on which such amounts due under the Notes are accelerated in accordance with the terms of the Notes; (iii) the occurrence of a “Liquidation Event” as defined in the Certificate of Designation, Preferences and Rights of Series A-1 Non-Convertible Preferred Stock and Series A-2 Convertible Preferred Stock of the Company; or (iv) the date on which the Company’s Series A-1 Non-Convertible Preferred Stock is redeemed or redeemable. Interest on the principal balance of the Notes shall accrue on a quarterly basis at the rate of fifteen percent (15%) per annum, calculated on the basis of a 360 day year and actual number of days elapsed. Interest on the Notes shall, at the option of the Company, be payable quarterly or added to the principal amount of the Notes as of such due date. At the option of the Company, the unpaid principal of the Notes may be prepaid in whole or in part, at any time, with accrued and unpaid interest thereon but without penalty or premium; provided that any such partial prepayment shall be in an increment of $1,750,000, plus accrued and unpaid interest thereon.

The amounts borrowed pursuant to the Notes were used to acquire certain communications tower assets.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The Second Amendment and the Notes constitute direct financial obligations of the Company. The information described above under Item 1.01 is incorporated herein by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 15, 2014	CIG WIRELESS CORP.

	By:	/s/ Paul McGinn
Paul McGinn
Chief Executive Officer

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